Exhibit 23(g)(1)(b)

FORM OF

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

AARP Funds, a Delaware statutory trust

AARP Aggressive Fund

AARP Moderate Fund

AARP Conservative Fund

AARP Money Market Fund

AARP Income Fund

AARP Portfolios, a Delaware statutory trust

U.S. Stock Market Portfolio

International Stock Market Portfolio

U.S. Bond Market Portfolio